As filed with the Securities and Exchange Commission on June 26, 1998
                                                  Registration Number 333-______


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                Compositech Ltd.
             (Exact name of registrant as specified in its charter)

                               Delaware 11-2710467
          (State of incorporation) (I.R.S. Employer Identification No.)

            120 Ricefield Lane, Hauppauge, NY 11788 - (516) 436-5200
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Samuel S. Gross
                     Executive Vice President and Treasurer
            120 Ricefield Lane, Hauppauge, NY 11788 - (516) 436-5200
                   (Address, including zip code, and telephone
               number, including area code, of agent for service)

                                 With a copy to:
                               Edward F. Cox, Esq.
                      Patterson, Belknap, Webb & Tyler LLP
       1133 Avenue of the Americas, New York, NY 10036-6710 (212) 336-2000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================
Title of Each Class                       Proposed Maximum       Proposed Maximum          Amount of
of Securities to be     Amount to be       Offering Price       Aggregate Offering       Registration
    Registered          Registered(1)       Per Share (2)            Price (2)              Fee (2)
-----------------------------------------------------------------------------------------------------

Common Stock              1,675,887            $1.8755             $ 3,143,127
($0.01 par value)(3)       Shares

Common Stock                125,000            $2.5000             $   312,500
($0.01 par value)(4)       Shares
-----------------------------------------------------------------------------------------------------
Totals                    1,800,887                                $ 3,455,627               $1,020
=====================================================================================================

(1) Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders because of future dividends, stock distributions, stock splits or similar capital adjustments and conversion or exercise price adjustments pursuant to the terms of the Registrant's 7% Series B Convertible Preferred Stock (the "Preferred Stock") or the Common Stock Purchase Warrants (the "Warrants").

(2) The maximum offering price per share for the 1,675,887 common shares underlying the Preferred Stock of $1.8755, was based upon the average of the high and low prices of the Common Stock of the Company, par value $.01, reported by The Nasdaq SmallCapSM Market for the Registrant's Common Stock on June 22, 1998, a date within five (5) days prior to the date of initial filing of this Registration Statement (in accordance with Sections (c) and (g) of Rule 457 of Regulation C). The maximum offering price per share for the 125,000 common shares underlying the Warrants equals their exercise price, since it is higher than the average of the high and low prices of the Common Stock of the Company, par value $.01, reported by The Nasdaq SmallCapSM Market for the Registrant's Common Stock on June 22, 1998, a date within five (5) days prior to the date of initial filing of this Registration Statement.

(3) Represents shares of Common Stock issuable upon the conversion of the Registrant's Preferred Stock based upon the maximum number of shares that could be issued pursuant to the terms of the Preferred Stock as of the date hereof.

(4) Represents shares of Common Stock underlying the Warrants issued to Trautman Kramer & Company, Inc., as compensation in connection with the Registrant's private placement of the Preferred Stock.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time this registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such State.

                   Subject to Completion, dated June 26, 1998

PROSPECTUS

                                COMPOSITECH LTD.

                        1,800,887 Shares of Common Stock


                     ---------------------------------------

This Prospectus relates to an offering (the "Offering") by certain Stockholders named herein under the caption "Selling Stockholders" (collectively, the "Selling Stockholders") or by pledgees, donees, transferees or other successors in interest of the Selling Stockholders (the "Transferees") for sale to the public of the following securities of Compositech Ltd., a Delaware corporation ("Compositech" or the "Company"): (i) 1,466,667 shares of Common Stock, par value $.01 of the Company (the "Common Stock"), issuable upon the conversion of shares of the Company's 7% Series B Convertible Preferred Stock, par value $.01, (the "Preferred Stock"); (ii) 209,220 shares of Common Stock issuable as dividends for the aforementioned Preferred Stock and (iii) 125,000 shares of Common Stock underlying Common Stock Purchase Warrants issued to Trautman Kramer & Company, Inc. as compensation in connection with the Company's private placement of the Preferred Stock (the "Warrants"). The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment in certain events. The number of shares shown as issuable upon the conversion of the Preferred Stock and to be offered for sale is based on the number of shares to be registered according to the agreements with the stockholders. The actual number of shares to be issued on conversion and to be offered for sale may be different depending on the conversion price as defined in the Preferred Stock Certificate of Designations. See "Recent Developments - Sale of Convertible Preferred Stock."

                     ---------------------------------------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" ON PAGE 11 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS

                     ---------------------------------------

The Company will not receive any of the proceeds from the sale of shares of Common Stock. The Company will receive the exercise price upon exercise of the Warrants, if exercised. The Registration Statement of which this Prospectus forms a part is being filed pursuant to the terms of certain agreements between the Company and the Selling Stockholders.

The Selling Stockholders have advised the Company that they or the Transferees may sell, directly or through brokers, all or a portion of the securities offered hereby in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Stockholders, the Transferees and any participating broker may be deemed to be "underwriters" of the Common Stock within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). It is anticipated that usual and customary brokerage fees will be paid by the Selling Stockholders or Transferees in all open market transactions. The Company will pay all other expenses of this Offering. See "Plan of Distribution."

The Company has informed the Selling Stockholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act") may apply to the sales of their shares offered hereby. The Company also has advised the Selling Stockholders of the requirement for delivery of this Prospectus in connection with any sale of the shares offered hereby. Certain Selling Stockholders may from time to time purchase shares of Common Stock in the open market. The Selling Stockholders have been notified that they should not commence any distribution of shares of Common Stock unless they have terminated their purchasing and bidding for Common Stock in the open market as provided in applicable securities regulations.

The Common Stock is listed and traded on The Nasdaq SmallCap MarketSM under symbol "CTEK." The closing price of the Common Stock on June 23, 1998 was $1.844 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is June ___, 1998.

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Commission's Regional Offices at the 13th Floor, World Trade Center, New York, New York, 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that also contains such material regarding the registrant. Such documents filed by the Company can also be inspected at the offices of The Nasdaq SmallCap Market, 1735 K Street, NW, Washington, DC 20006-1500.

The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which may be inspected and copied in the manner and at the sources described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997;

     (2) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998;

     (3) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 0-20701), declared effective on July 2, 1996, by which the Company's shares of Common Stock were registered under Section 12 of the Exchange Act and any other amendments or reports filed for the purpose of updating such description.

     (4)  The Company's Current Report on Form 8-K of June 12, 1998.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such copies should be directed to Compositech Ltd., 120 Ricefield Lane, Hauppauge, NY 11788, Attention: Investor Relations. Telephone:
(516) 436-5200.

             IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements set forth under the captions "The Company," "Recent Developments," "Risk Factors" and "Use of Proceeds," and set forth elsewhere in this Prospectus constitute "Forward Looking Statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbors from liability created thereby. All such forward looking statements involve risks and uncertainties. As a result, there can be no assurance that the forward looking statements in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

This prospectus is qualified in its entirety by the detailed information and financial statements appearing in the documents incorporated in this Prospectus by reference.

                                   THE COMPANY

General

Compositech Ltd. (the "Company" or "Compositech") was founded in 1984 by Jonas Medney and Fred Klimpl, its Chairman and Vice Chairman, respectively, to develop and market innovative superior copper-clad fiberglass epoxy laminates used to make printed circuit boards required by the electronics industry. The Company was incorporated in the State of New York on June 13, 1984 and was merged into a newly formed Delaware corporation on January 29, 1988. The primary innovation of Compositech was to replace the fiberglass cloth component of the laminate with a more modern and structurally efficient fiberglass core resulting from a uniform, orthogonally layered construction. The Company has received grants of 26 patents covering its products, processes and apparatus, including five in the United States, and has submitted eight additional patent applications. The most recent patents granted were three in Japan and one in Hong Kong. The Company was a development stage company through 1996. Based on the level of production and sales for 1997, the Company has concluded it was no longer in the development stage as of January 1, 1997. Based on its own benchmark testing and evaluations by customers and other potential users, the Company believes that it has succeeded in developing a laminate that is superior to competitive copper-clad fiberglass epoxy laminates.

On July 9, 1996, the Company received net proceeds of approximately $9.9 million from its initial public offering ("IPO"). Approximately $4.3 million was used to reduce debt substantially and pay accrued interest. The Company used the remaining proceeds to add production modules to its existing equipment and for working capital.

From May through August 1997, the Company issued $6,505,000 of 5% Convertible Debentures (the "Debentures") in a private placement and received net proceeds of approximately $5.9 million for working capital and to obtain additional production equipment. By April 23, 1998, the Debentures had been fully converted into an aggregate of 4,586,957 shares of Common Stock.

The Company's innovative laminates are produced using proprietary processes and machinery, designed by the Company's engineering staff. The patents on the laminates, processes and apparatus are supplemented with other proprietary technology unprotected by patents and considered by the Company to be of substantial value.

Compositech's laminate construction is structurally more efficient than competitive copper-clad fiberglass epoxy laminates designated "FR-4", which is the industry standard, resulting in enhanced smoothness and greater dimensional stability. The Company believes, based on results of customers' evaluations, that its improved products can economically replace the fiberglass woven cloth epoxy laminates currently used in the electronics industry. According to the Institute for Interconnecting and Packaging Electronic Circuits (the "IPC"), this market exceeded $3.2 billion in 1997.

The Company successfully constructed, debugged and operated its first pilot plant production equipment for laminates with a panel size of 24" x 24" in 1991. In 1991 and 1992, Compositech recruited an initial sales staff to develop the market potential of its product, continued refining its product and designing its production equipment to manufacture laminates with a panel size of 36" x 48" and initiated a sampling program targeted at major potential customers. In 1994, the Company started up and began debugging its first production module to manufacture 36" x 48" laminates and, in 1995 and 1996, produced laminates on this equipment in limited quantities for the purpose of making modifications to the production processes constituting the module and reformulating the laminates produced by the module. In the last quarter of 1996, the Company began installation of advanced production equipment which was completed in 1997. Throughout 1997 and continuing into 1998, the Company worked on adjusting and enhancing its production equipment and its manufacturing processes. The Company also worked on solving problems with incoming raw materials and interior environment which affect manufacturing yields. Sales consisted of qualifying orders and small production runs.

On October 16, 1997, the Company closed a transaction with four Quebec institutional investors (collectively, the "Quebec Investors") to form a 50/50 joint venture for the establishment of a plant in the greater Montreal area to manufacture Compositech's laminates. The investor group is comprised of four institutional investors: Societe generale de financement du Quebec, Fonds de solidarite des travailleurs du Quebec (F.T.Q.), Societe Innovatech du Grand Montreal and Fonds regional de solidarite Ile de Montreal. The project cost is estimated to be approximately $24.5 million with an initial capitalization by the parties of approximately $11 million with the balance to be in debt financing for which firm commitments have been obtained from the National Bank of Canada and governmental agencies. The Company's approximately $5.4 million capital investment in the joint venture was funded by the Quebec Investors purchasing 1,066,192 shares of the Company's Common Stock. The Quebec Investors have an option to sell their 50% interest in the joint venture to the Company for a like number of shares and, under certain circumstances, the Company has an option to purchase the interest for the same number of shares. The plant is planned to start production in 1999 with an anticipated annual production capacity of approximately 10 million square feet.

On February 9, 1998, the Company entered into a joint venture agreement and patent, information and trademark agreement with a Taiwanese investor group led by Fidelity Venture Capital Corp. of Taiwan ("Fidelity") to establish a joint venture, under the name of Composite Technologies, Inc., to manufacture the Company's laminates in Taiwan. The Company received $1 million as a license down payment and it will receive additional up-front license payments of $1 million and, will in turn, invest $500,000 in the joint venture, upon the achievement of certain milestones. As part of the transaction, Composite Technologies, Inc. acquired 587,372 shares of the Company's Common Stock for $1 million and agreed to buy a like amount of shares for another $1 million within 30 days following approval of the joint venture license by the science park where the joint venture is proposed to be located. The Company will receive an approximate 10% interest in the joint venture and royalty payments based on sales. A related letter of intent with Fidelity provides for entering into a contract with the Company for it to supply the joint venture with the requisite manufacturing equipment.

Industry Overview

Initially, most circuit boards had circuits (traces) on one or two sides. In the last ten years, rapid technological advances in both semiconductor design and fabrication techniques have placed significant demands on the performance of printed circuit boards. Greater circuit density, complexity and miniaturization have increased demand for more sophisticated printed circuit boards. In response to this demand, multilayer printed circuit boards were developed which incorporate multiple layers of metallic traces. The several layers of circuitry are aligned and bonded together in a stack to form a multilayer board with both horizontal and vertical electrical interconnections. Further circuit board sophistication is currently being achieved by decreasing the width and separation of the traces, drilling and plating smaller holes to connect the internal trace layers and precisely situating the traces and pads on the board surface to accommodate surface mount components.

These trends in the printed circuit board industry have placed increasingly rigorous demands on the electrical, thermal, chemical and mechanical properties of laminates. Mechanical properties must be increasingly more uniform and tightly controlled in order to align the various layers in a multilayer printed circuit board. Electrical properties of laminates must be highly consistent and predictable in order to avoid circuit timing malfunctions. Thermal stability is also critical for attaching the components and for dense, high speed systems, because of the heat generated.

Compositech's technology is targeted at the fiberglass laminate segment of the laminate industry. According to the IPC, in 1997 the single- and double-sided laminate market was approximately $1.1 billion and the multilayer/high performance laminate market was approximately $2.1 billion, totaling $3.2 billion. In these two segments, the United States' share was approximately $988 million experiencing a growth rate of 25% for 1997.

Products

Printed Circuit Board Laminates. Printed circuit boards are the basic platforms used to interconnect the microprocessors, integrated circuits and other components essential to the functioning of electronic products. They consist of a pattern of electrical circuitry resulting from etching copper foil laminated to a composite made of insulating materials usually comprised of fiberglass and epoxy. The laminate itself, therefore, is the copper-clad, fiberglass and epoxy core from which printed circuit boards are produced.

Compositech's Laminates. CL200+ is the introductory Compositech laminate. This laminate uses the same basic raw materials as conventional laminates: fiberglass yarn, epoxy resin and copper foil. Compositech combines these materials into a unique, more efficient laminate. Conventional laminates are made from woven fiberglass cloth in which the yarn is twisted and crimped in the weaving process. The resultant weave pattern is impressed into the copper foil, thereby roughening the surface of the laminate. In the construction of Compositech's laminates, the filaments of fiberglass are wound in orthogonal layers of flat, continuous parallel filaments. This construction creates the enhanced smoothness and improved dimensional stability of Compositech's laminates.

High processing temperature tolerance is necessary for soldering components to circuit boards. CL200+ uses a proprietary epoxy resin formulation that, according to Company tests, results in a thermal rating over 200(degree)C, principally because of the formulation, which is generally 20(degree)C to 80(degree)C higher than other copper-clad fiberglass epoxy laminates. Certain laminates produced from materials other than fiberglass epoxy, addressing a small, higher cost end of the market, have thermal ratings which equal or exceed those of the Company's introductory CL200+ laminates.

Management believes that the benefits of Compositech's laminates should enable the printed circuit board industry to:

     o    Decrease costs through  reducing waste in the  manufacture of existing
          boards  because  the  improved  dimensional   stability,   temperature
          tolerances and enhanced smoothness increase manufacturers' yields.

     o Accelerate the development of new products requiring denser circuitry by permitting finer lines and smaller pads. A pad is a portion of a conductive pattern which is usually, but not exclusively, used for the connection and/or attachment of components.

Compositech's Strategy

The Company's objective is to be the leading manufacturer of copper-clad fiberglass epoxy laminates for electronics equipment. The Company expects to achieve this position through the effective exploitation of its patented and proprietary products and processes.

Management has targeted the $2.1 billion multilayer laminate market sector for its initial sales efforts to establish its laminates as the leading-edge technology for current and future economical production of printed circuit boards.

Management believes that the strategic value of the Company's products to its prospective customers is to enable them economically to produce increasingly sophisticated circuit boards in a shorter time cycle. This combination of benefits is a basic element of Compositech's product technology thrust.

The Company has patented and developed a flexible manufacturing process that it believes can be exceptionally responsive to the ever-changing product iterations required by the rapid introduction of new designs into the electronics market. The manufacturing capacity can be expanded incrementally in response to increased market demand.

Management believes that the Company's technology has global potential. According to IPC data, approximately 70% of the world laminate market is outside of North America. The Company plans to export its products and form strategic alliances to manufacture and market its laminates internationally.

The  foregoing  strategic  objectives  represent   anticipated   accomplishments
dependent on future events. As in the case of all forward looking statements, the Company can not ensure that it will achieve these goals.

Marketing and Customers

The Company's marketing efforts are directed to establishing good working relations with leading-edge producers of circuit boards. According to the IPC, there are over 670 manufacturers of printed circuit boards in North America with 9 companies comprising approximately one-third of the market. The Company has sold its laminates principally on a test basis to a select group of these companies considered to be the key companies for Compositech's growth. During the past three years, Compositech has encouraged benchmark comparisons of its laminates with current laminates which have included qualities such as dimensional stability, smoothness, flatness and thermal processing. In virtually all of these evaluations, CL200+ has proven superior to current laminates. Customers benefit from increased production yield primarily by reducing waste caused by circuitry misalignment. These results have led several manufacturers to begin to use CL200+ for current production applications in limited quantities. Recently, sales have been affected by delays in or cancellation of customers' programs for which Compositech's laminates had been qualified.

During June 1998, the Company received orders from Teradyne, Inc. for its CL200+ copper-clad laminates. The orders will enable Teradyne to do extensive material testing and product evaluation to be completed over the next two to three months in backplane programs that will include circuit boards with as many as 60 circuit layers. The CL200+ laminates will be used for expanded production testing and customer qualification of complex backplanes. A backplane, sometimes known as a motherboard or backpanel, is a type of printed circuit board which serves as the backbone of large electronic equipment and often utilizes 20-, 30-and even 60-layer boards to which smaller printed circuit boards are connected.

Compositech's laminates are designed to be and have proven to be directly substitutable for conventional laminates in the circuit board production process as demonstrated by their use in production by customers. This compatibility enables the circuit board manufacturer to substitute Compositech's laminates without the need for additional equipment or new process technology.

The Company markets to circuit board manufacturers in the United States and Canada with its own direct sales force supplemented by six independent sales representatives. The Company's own sales force currently consists of its President, its Vice President of Sales and a marketing associate. The Company plans to use additional independent sales representatives and distributors to expand sales.

Although the Company does not believe that ultimately its business will be dependent upon a single customer, in view of limited production capacity the Company currently is focusing its efforts on a number of select accounts. In 1997, HADCO Corporation and Merix Corporation represented 75% and 18% respectively, of the Company's net sales. The printed circuit board industry generally follows a "just-in-time" strategy by purchasing laminates only as they are required for production runs. Accordingly, the Company currently does not have a significant backlog of sales commitments as the orders are matched to the Company's present production capacity. The Company expects the backlog to increase in relation to its planned production expansion.

                         ------------------------------

The Company's offices are at 120 Ricefield Lane, Hauppauge, New York 11788 and its telephone number is (516) 436-5200.


                               RECENT DEVELOPMENTS

Sale of Convertible Preferred Stock

On May 29, 1998, Compositech Ltd. (the "Company") issued 220 shares of 7% Series B Convertible Preferred Stock (the "Preferred Stock") aggregating $2.2 million in a private placement. The net proceeds of approximately $1.9 million will be used for working capital and equipment.

Holders of the Preferred Stock are entitled to dividends on a cumulative basis, payable quarterly in cash or Common Stock at the option of the Company except under certain specified conditions which require the payment of dividends in cash. In the event of any voluntary or involuntary liquidation of the Company, holders of the Preferred Stock shall be entitled to receive the stated value of $10,000 per share plus all due but unpaid dividends before any distribution or payments are made to holders of the Company's Series A Convertible Preferred Stock or Common Stock. The holders of the Preferred Stock do not have voting rights except in certain limited circumstances in which their rights, powers or preferences could be adversely affected.

Each share of the Preferred Stock is convertible at the option of the holder into shares of the Company's Common Stock from the earlier of August 27, 1998 or the date that a Registration Statement for the underlying shares of Common Stock is declared effective by the SEC. The shares of the Preferred Stock are convertible through May 29, 2000, at which time any remaining shares will be automatically converted into Common Stock. The conversion price for each share of the Preferred Stock is the lesser of $3.00 and 87 1/2% of the average five lowest daily trade prices of the Company's Common Stock during the 20 trading days preceding the conversion date, subject to a floor price of $1.50 per share, subject to decrease in certain circumstances.

The Certificate of Designations of the Preferred Stock provide for redemption in cash at the Company's option at any time and mandatory redemption at the holders option under certain circumstances relating to, among others, the maintenance of listing of shares of the Company's Common Stock on a major exchange. The redemption price would be generally equivalent to the amount obtained if the Preferred Stock was converted into Common Stock at the then existing conversion price. The Certificate of Designations of the Preferred Stock also provides for adjustment of the conversion price under certain circumstances.

In addition to a cash commission, the Company issued warrants to purchase 125,000 shares of its Common Stock at $2.50 per share exercisable until May 29, 2003 to Trautman Kramer & Company, Inc. as a finder's fee in connection with the foregoing transactions.

Election of President and Chief Executive Officer

On June 23, 1998, Christopher F. Johnson was named President and Chief Executive Officer of the Company and elected to the board of directors. Jonas Medney who formerly was chief executive officer continues as chairman and in charge of technology. Fred E. Klimpl who formerly was president assumed the newly created position of vice chairman and will be responsible for business and market development including the joint ventures in Canada and Taiwan.

Mr. Johnson, age 54, was with Dexter Corporation from 1993 to 1998, as vice president and general manager of their printed wireboard group. He is a graduate of Purdue University (BS Industrial Education).

                                  THE OFFERING

Securities Offered.......... 1,800,887  shares of Common Stock,  par value $0.01 per share, offered by the Selling Stockholders. (1)
                             (2)

Common Stock Outstanding
     prior to the Offering.. 12,457,706 shares as of June 23, 1998. (3)

Plan of Distribution........ The Common  Stock  offered  hereby may be sold from time to time in one or more transactions at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices.

Use of Proceeds............. The Company  will not  receive any of the  proceeds from the sale of the shares of Common Stock offered hereby. The proceeds, if any, from the exercise of Warrants will be used for working capital and general corporate purposes.

Symbol for Common Stock..... CTEK

                         ------------------------------

(1)  Includes 1,675,887 shares of Common Stock underlying the Preferred Stock.

(2)  Includes 125,000 shares of Common Stock underlying the Warrants.

(3) Does not include 6,474,627 shares issuable upon exercise of outstanding options and warrants and a stock purchase agreement at a weighted exercise price of $4.81 per share and the outstanding shares of Series A Convertible Preferred Stock, which are convertible into 283,827 shares of Common Stock at the option of the stockholders. Also does not include 1,066,192 shares which may be issuable under the terms of a Stock Exchange Agreement between the Company and the Quebec Investors in the Montreal joint venture.

                                  RISK FACTORS

An investment in the Securities offered hereby is speculative and involves a high degree of risk. In analyzing the offering, prospective investors should read this entire Prospectus and the information incorporated herein by reference and carefully consider the following risk factors in addition to the other information set forth elsewhere in this Prospectus.

Development Stage Company Until December 31, 1996; Ability to Continue as Going Concern; Uncertainty of Future Financial Results

The Company was a development stage company through December 31, 1996 and has had limited revenues from the sale of laminates, has incurred significant losses and has had substantial negative cash flow since its inception. As of December 31, 1997, the Company had an accumulated deficit of $28,143,560 and as of March 31, 1998, an accumulated deficit of $29,641,548. The Company's independent auditors have included an explanatory paragraph in their report covering the December 31, 1997 financial statements, which expresses substantial doubt about the Company's ability to continue as a going concern. The Company will require additional funding to cover operating expenses and expenditures for additional production equipment until revenues from operations are sufficient for these purposes. The Company expects that significant operating losses will continue for a substantial part, or all, of 1998. There can be no assurance that the Company will successfully complete expansion of its production equipment, achieve broad commercial acceptance of its product or generate sufficient revenues to achieve profitable operations.

Need for Additional Financing

The Company's available funds, without giving effect to alternative sources of revenue, is not sufficient to raise the Company's production level to profitability or provide sufficient working capital for expansion of sales. The Company raised approximately $1.9 million in the Preferred Stock issuance on May 29, 1998 and may need additional funding for operations in 1998. Such additional funding may be raised through sources including license fees, sales of equipment in connection with licensing operations, joint ventures or other collaborative relationships, as well as equity or debt financing. There can be no assurance that additional funding will be sufficient and available or, if it is available, that it will be available on acceptable terms. If additional funds are raised through the issuance of equity securities or securities convertible into equities, the percentage ownership of then current stockholders of the Company will be reduced and such securities may have rights, preferences or privileges senior to those of the holders of Common Stock. If adequate funds are not available to satisfy either short-term or long-term capital requirements, the Company may be required to limit its operations significantly.

Liens on Assets and Patents

Notes payable to stockholders of $100,000 and notes payable to stockholders/directors/officers in the amount of $675,000 due January 2, 1999 (as extended) are collateralized by a second lien on U.S. Patents and Patent Applications. Notes payable to stockholders/directors/officers in the amount of $745,000 due January 2, 1999 (as extended) are collateralized by a first lien on the Company's patents, patent applications and certain production equipment.

Competition

The laminate manufacturing business is highly competitive. The Company's competitors include major corporations, such as General Electric Company and AlliedSignal Inc., which have substantial financial, marketing and technical resources. In 1994, the Company granted patent immunity on its product patents to AMP and Akzo Electronics Products NV, which, at the time, were operating a joint venture which was developing a new process to make linear laminates. The Company may need to raise substantial additional resources to compete effectively. There is no assurance that the Company will be able to compete successfully in the future.

Management of Growth

The Company intends to expand significantly its overall level of operations. Any such expansion, however, is expected to strain the Company's management, technical, financial and other resources. To manage growth effectively, the Company must add manufacturing capacity and additional personnel while maintaining a high level of quality and achieving good manufacturing efficiency and while expanding, training and managing its employee base. The Company's failure to add capacity and manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

Reliance Upon Key Personnel

The Company believes that its success will depend to a significant extent upon the efforts of its senior management, including Jonas Medney, its Chairman, and Fred E. Klimpl, its Vice Chairman, who together invented its technology and founded the Company. The Company maintains and is the beneficiary of $2 million key person life insurance policies on each of Messrs. Medney and Klimpl. The loss or unavailability of either Mr. Medney or Mr. Klimpl or other senior management could have a material adverse effect on the Company's business, financial condition and results of operations.

Dependence on Single Manufacturing Facility

The Company's current laminate manufacturing operations are centralized in one building in Hauppauge, New York, although the joint venture in Montreal plans to build an additional larger plant in Montreal and the joint venture in Taiwan plans to build a third plant. Because currently the Company does not operate multiple facilities in different geographic areas, the ability to service large orders may be affected. Further, a disruption of the Company's manufacturing operations resulting from sustained process abnormalities, human error, government intervention or a natural disaster such as fire, earthquake or flood could cause the Company to cease or limit its manufacturing operations and consequently have a material adverse effect on the Company's business, financial condition and results of operations.

Uncertainty of Production Quality and Production Costs; Process Disruption

The Company has had limited experience in producing laminates on its production-scale modules. The Company recently added production modules to achieve higher quantity levels and economies of scale. This expansion is the first production-scale expansion undertaken by the Company, and consequently no assurances can be made that the Company's production facilities will meet the Company's production targets in a timely way or that the resultant product will meet the high commercial standard needed for successful market penetration. Furthermore, the expanded production facilities may not be able to provide adequate efficiencies and produce high yields. In addition, the costs of production may not be as low as management expects, in which case the Company may not achieve profitable operations. The Company's business involves highly complex manufacturing processes which are subject to disruption. Process disruptions have occurred, resulting in delays in product shipments. Process disruptions were due to machine breakdowns, lack of adequate interior atmospheric control of temperature and humidity, electric utility power failures, problems of breaking in an expanded workforce, contamination generated during installation of equipment and development of processes, and defective incoming raw materials. There can be no assurance that additional disruptions will not occur in the future. The loss of revenue and earnings to the Company from such a disruption could have a materially adverse effect on its results of operations.

Dependence on Significant Customers

Due to limited productive capacity, the Company has been focusing its efforts on a few select accounts. During 1997, HADCO Corporation and Merix Corporation accounted for 75% and 18%, respectively, of sales. Loss of these customers could have a material adverse effect on the Company's business.

Technological Change

The Company's laminates are used in the electronic printed circuit board industry which could encounter competition from new technologies in the future and reduce the number of circuit boards required in electronic equipment or render existing interconnect technology less competitive or obsolete.

Availability of Materials; Price Fluctuations of Raw Materials; Dependence Upon Third-Party Supplier

Raw materials used by the Company to produce laminates are purchased by the Company and in certain circumstances the Company bears the risk of price fluctuations. In addition, shortages of and defects in certain types of materials have occurred in the past and may occur in the future. The Company experienced defects in incoming raw materials used to make laminates. Future shortages, defects or price fluctuations in raw materials could have a material adverse effect on the Company's business, financial condition and results of operations. Owens Corning, a major fiberglass manufacturer, has developed and continues to develop products to meet the Company's processing and product requirements. Should this manufacturer not continue supplying the Company's quality and quantity needs, the Company would have to secure another supplier. Such event could have a material adverse effect on the Company's ability to supply customers and could reduce expected sales and increase the costs of manufacture. No assurances can be given that an alternative supplier could meet the Company's quality and quantity needs on satisfactory terms.

Patents and Intellectual Property Protection

The Company believes that its patent estate and its know-how are important for the protection of its technology. No assurance can be given that any patents issued to the Company will not be challenged, invalidated or circumvented or that such patents will provide substantial protection with respect to the Company's product, process or competitive position. In addition, certain proprietary information which is considered to be of substantial value is not covered by patents and, along with the Company's other intellectual property, is subject to misappropriation or obsolescence. In addition, the Company has granted certain immunities on its product patents to potential competitors of the Company, AMP and Akzo Electronics Products NV. The Company, under a license, has granted HT Troplast AG ("HT"), a principal stockholder of the Company, the exclusive right to produce and market Compositech's laminates in Europe, the countries of the former Soviet Union and Turkey. HT has exited the laminate business and no longer pursues an active role therein. However, the license remains in effect and can only be assigned to entities in which HT's ultimate parent company, Veba AG, has directly or indirectly an over 50% interest. Pursuant to the agreement, the Company has the obligation to sell only through HT in such territories.

Environmental Compliance

The Company uses copper and chemicals in its manufacturing process and limited amounts of solvents for the sole purpose of cleaning its equipment. Although the Company believes that its facility complies in all material respects with existing environmental laws and regulations, there can be no assurance that violations will not occur. In the event of any future violations of environmental law and regulations, the Company could be held liable for damages and for the cost of remedial actions. In addition, environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with a violation.

Control by Existing Stockholders

As at June 23, 1998, officers, directors and certain other significant stockholders of the Company owned approximately 43.0% of the Company's Common Stock and voting Preferred Stock, including stock options and warrants exercisable within 60 days. It is expected that these stockholders will continue to control the management and policies of the Company, including, without limitation, the power to elect and remove a majority of directors of the Company and the power to approve any action requiring common stockholder approval. In addition, some of these officers, directors and other stockholders, in connection with certain outstanding loans, have a security interest in the Company's manufacturing equipment and all of the Company's patents and patent applications or in the Company's U.S.
patents and patent applications.

Quotation of the Common Stock on The Nasdaq SmallCap MarketSM; Possible Loss of Quotation of the Common Stock

The Common Stock is quoted on The Nasdaq SmallCap MarketSM. There can be no assurance that the Company will continue to meet the maintenance criteria for continued listing of the Common Stock on The Nasdaq SmallCap MarketSM. The minimum listing requirements for The Nasdaq SmallCap MarketSM include, among other criteria, (i) net tangible assets of at least $2.0 million, or market capitalization of $35 million, or net income of $500,000 (in the latest fiscal year or two of the last three fiscal years), and (ii) a minimum bid price per share of $1.00, a market value of the public float of $1.0 million, 300 round lot shareholders and two market makers. Furthermore, The Nasdaq SmallCap MarketSM listing and maintenance criteria may become more stringent over time and thus more difficult for the Company to meet. Failure to meet the maintenance criteria may result in the discontinuance of the inclusion of the Common Stock in The Nasdaq SmallCap MarketSM. In such event, trading, if any, in the Common Stock may continue to be conducted in non-Nasdaq over-the-counter markets and investors may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock. The Common Stock would then be subject to the risk that it could become characterized as low-priced or "penny stock," which characterization could severely affect market liquidity.

Penny Stock Regulation

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Common Stock becomes subject to the penny stock rules, investors may find it more difficult to sell their Common Stock.

Certain Restrictive Charter and Bylaw Provisions

The Company's Certificate of Incorporation and Bylaws empower the Board of Directors, without approval of the stockholders, to issue shares of Preferred Stock and to fix the rights and preferences thereof, and to prohibit stockholders of the Company from calling a special meeting unless requested by at least a majority of the outstanding voting shares. The certificate does not provide for cumulative voting for election of directors. In addition, the Bylaws of the Company provide that while the removal of a director or the entire board of directors, with or without cause, may be accomplished by the holders of the majority of shares entitled to vote, any director designated by HT Troplast AG, a significant stockholder, may only so be removed for cause. These provisions could have the effect of deterring unsolicited takeovers or other business combinations or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for the securities over then-current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests.


Possible Depressive Effect of Future Sales of Common Stock; Registration Rights

Immediately following this Offering, there would be an aggregate of 14,258,593 shares of Common Stock outstanding, if the amount of shares being registered herewith are issued. However, the number of shares actually issued could be more or less depending on the conversion price (as defined in the Preferred Stock Certificate of Designations) on the dates of conversion. In addition, an aggregate of 7,540,819 shares of Common Stock are issuable pursuant to outstanding options, warrants and stock purchase and stock exchange agreements, and 283,827 shares are issuable upon the conversion of Series A Convertible Preferred Stock. Subject to restrictions on transfer referred to below, shares of Common Stock issued by the Company in private transactions, are treated as "restricted securities" as defined under the Securities Act and in the future may be sold in compliance with Rule 144 under the Securities Act or pursuant to a registration statement filed under the Securities Act. As of June 23, 1998, 1,523,059 shares (including shares which may be acquired upon conversion of Series A Convertible Preferred Stock) are eligible for sale under Rule 144 subject to the restrictions on transfer agreed to between certain stockholders and the representative of the underwriters in the Company's initial public offering, as set forth below. Rule 144 generally provides that a person holding restricted securities for a period of one year may sell every three months in brokerage transactions or market-maker transactions an amount equal to the greater of (i) one percent (1%) of the Company's issued and outstanding Common Stock or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. In addition, 2,746,854 shares (including shares which may be acquired upon conversion of Series A Convertible Preferred Stock and exercise of outstanding warrants), are entitled in certain cases, subject to certain restrictions, to include their shares in any registration of securities by the Company (subject to the restrictions on transfer set forth above). The sale of substantial numbers of such shares, whether pursuant to Rule 144 or pursuant to a registration statement, may have a depressive effect on the market price of the Common Stock. However, (i) the Company's directors, executive officers and certain principal stockholders, holding 3,949,159 shares of Common Stock (assuming conversion of Series A Convertible Preferred Stock), in the aggregate, have agreed not to sell, assign or transfer any of their shares until July 2, 1998 and (ii) three holders of an aggregate of 158,080 shares of Common Stock have agreed not to sell, assign or transfer any of their shares until July 2, 1998 without the prior written consent of the Company.

                                 USE OF PROCEEDS

The Company will not receive any proceeds resulting from the sale of the shares of Common Stock by the Selling Stockholders. See "Selling Stockholders."

The Warrants received by Trautman Kramer & Company, Inc. in connection with the Preferred Stock have an exercise price of $2.50 per share. The Warrants have to be exercised to purchase shares of Common Stock prior to the resale of the Common Stock offered by the Selling Stockholder pursuant to this offering. The exercise of all the foregoing warrants would result in total gross proceeds to the Company of $312,500. In the event that any of the Warrants are exercised in the future, net cash proceeds to the Company would be used for working capital or general corporate purposes. Whether, how and to what extent any Warrants will be exercised cannot be predicted by the Company.

                              SELLING STOCKHOLDERS

The following table sets forth certain information concerning the number of shares of Common Stock offered hereby by each of the Selling Stockholders and as adjusted to reflect the ownership of shares of Common Stock after the offering, assuming all of the shares being offered are sold. The number of shares of Common Stock shown as securities owned prior to the offering for the Preferred Stock and as shares to be offered is based on the number of shares to be registered according to the agreements with the holders of the Preferred Stock. The actual number of shares to be issued on conversion and to be offered for sale may be different depending on the conversion price as defined in the Preferred Stock Certificate of Designations. See "Recent Developments - Sale of Convertible Preferred Stock." The footnotes to the Selling Stockholder table below indicates those Selling Stockholders which disclosed to the Company their ultimate control persons pursuant to filings under the Exchange Act.

                                                                                                  Shares Owned
                           Securities Owned Prior to the Offering (1)                              after the
                         ----------------------------------------------                           Offering (1)
                                                                                                -----------------

Name of Selling             Common                            Preferred        Shares to be
  Stockholder                Stock          Warrants            Stock             Offered        Shares        %
  -----------               -------         --------          ---------        ------------     -------   -------
Warrants
--------
Trautman Kramer &
    Company, Inc.            60,906(2)      467,433(3)                            125,000       403,339     3.07


Preferred Stock
---------------
JNC Opportunity Fund
    Ltd.                          0(4)                        1,466,667(5)      1,675,887(6)          0(4)     0
                            =======         =======           =========         =========       =======     ====
Totals                       60,906         467,433           1,466,667         1,800,887       403,339     3.07

----------

 (1) The shares of Common Stock and voting rights owned by each person, and the shares included in the total number of shares of Common Stock and votes outstanding used to determine the percentage of shares of Common Stock and voting rights owned by each person and such group, have been adjusted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 to reflect the ownership of shares issuable upon exercise of outstanding options, warrants or other Common Stock equivalents which are exercisable within 60 days of the date of this Prospectus. As provided in such Rule, such shares issuable to any holder are deemed outstanding for the purpose of calculating such holder's beneficial ownership but not any other holder's beneficial ownership.

(2) Represents shares of Common Stock, as of the close of business on June 24, 1998, held in the trading account of Trautman Kramer & Company, Inc., a market maker of the Company's Common Stock. This total may fluctuate on a daily basis depending on trading activity.

(3)  The  shares  listed  above  under  Warrants  include:   (i)  76,993  shares
     underlying Common Stock Purchase Warrants exercisable at $3.96 per share issued as partial compensation for the Company's private placement which had a final closing on February 15, 1996; (ii) 182,140 shares underlying Common Stock Purchase Warrants exercisable at $6.00 per share issued as partial compensation for the Company's private placement of its 5% Convertible Debentures which had its final closing on August 26, 1997,
     (iii) 125,000 shares underlying Common Stock Purchase Warrants exercisable at $2.50 per share as compensation for the Company's private placement of its 7% Series B Convertible Preferred Stock and (iv) 75,000 shares underlying Common Stock Purchase Warrants exercisable at $2.6125 issued as compensation for the Company's final conversion of its 5% Convertible Debentures which occured on April 23, 1998 and (v) 8,300 shares underlying Redeemable Common Stock Warrants as of June 24, 1998, held in the trading account of Trautman Kramer & Company, Inc., a market maker of the Company's Redeemable Common Stock Warrants. This total may fluctuate on a daily basis depending on trading activity.

(4) JNC Strategic Fund Ltd., which is under common management with JNC Opportunity Fund Ltd., owns 512,000 shares of Common Stock.

(5) Reflects shares of Common Stock issuable upon conversion of the Preferred Stock, at an assumed conversion price of $1.50 per share (the "Floor Price"), which, subject to decrease in certain circumstances, is the lowest conversion price pursuant to the terms of the Preferred Stock. Because the number of shares of Common Stock issuable upon conversion of the Preferred Stock is dependent in part upon the market price of the Common Stock prior to a conversion, the actual number of shares of Common Stock that will be issued in respect of such conversions, and consequently the number of shares of Common Stock that will be beneficially owned by the Selling Stockholder, will fluctuate daily and cannot be determined at this time. However, the Selling Stockholder has contractually agreed to restrict its ability to convert Preferred Stock (and receive shares of Common Stock in payment of dividends thereon) to the extent that the number of shares of Common Stock held by it and its affiliates after such conversion exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion. The 1,466,667 shares of Common Stock shown as underlying the Preferred Stock are not convertible until August 27, 1998, or the date this registration statement is declared effective by the SEC.

(6) In addition to the 1,466,667 shares of Common Stock, the 1,675,887 shares of Common Stock includes 209,220 shares of Common Stock issuable as a payment of dividends on the Preferred Stock at the Floor Price and subject to the other conditions described in footnote (5) above.

-----------

The shares of Common Stock are being registered under the Securities Act pursuant to the terms of certain registration rights agreements between the Selling Stockholders and the Company entered into at the time the Selling Stockholders acquired the Preferred Stock and the Warrants. Each Selling Stockholder will be entitled to receive all of the proceeds from the future sale of his, her or its shares of Common Stock. Except for the costs of including such shares of Common Stock within the registration statement of which this Prospectus forms a part, which costs are borne by the Company, the Selling Stockholders will bear all expenses of any offering by them of their shares of Common Stock, including the costs of their counsel and any sales commissions incurred.

                              PLAN OF DISTRIBUTION

The Selling Stockholder or Transferees may, from time to time, sell all or a portion of the shares of Common Stock being registered hereunder (the "Shares") in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of the applicable exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales, (g) a combination of any such methods of sale and (h) any other method permitted pursuant to applicable law.

From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith or in settlement of securities loans. If the Selling Stockholders engage in such transactions, the applicable conversion price may be affected. From time to time the Selling Stockholders may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Stockholders, the broker may offer and sell the pledged Shares from time to time.

In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Company is required to pay all fees and expenses incident to the registration of the Shares, including fees and disbursements of counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Company has informed the Selling Stockholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to the sales of their Shares offered hereby. The Company also has advised the Selling Stockholders of the requirement for delivery of this Prospectus in connection with any sale of the Shares offered hereby.

Certain Selling Stockholders may from time to time purchase shares of Common Stock in the open market. These Selling Stockholders have been notified that they should not commence any distribution of Shares unless they have terminated their purchasing and bidding for Common Stock in the open market as provided in applicable securities regulations.

There is no assurance that the Selling Stockholders or the Transferees will sell any or all of the Shares offered by them hereby.

                                 LEGAL OPINIONS

The validity of the shares of Common Stock offered hereby will be passed upon for the Company and Selling Stockholders by Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York, 10036-6710.

                                     EXPERTS

The financial statements of Compositech Ltd. appearing in the Company's Annual Report (Form 10-KSB) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the financial statements) included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

No  dealer,   salesman  or  other   person  has  been
authorized  to give  any  information  or to make any
representation  not  contained  in  this  Prospectus,
and,   if  given  or  made,   such   information   or                  1,800,887 Shares of
representation  must  not be  relied  upon as  having             Common Stock ($0.01 Par Value)
been   authorized  by  the  Company  or  the  Selling
Stockholders.  This  Prospectus  does not  constitute
an  offer  to buy  any of  these  securities  offered
hereby in any  jurisdiction  to any person to whom it
is unlawful to make such offer in such jurisdiction.





                      CONTENTS
                                             Page                        COMPOSITECH LTD.
                                             ----
Available Information......................    3

Incorporation of Certain
Documents by Reference.....................    3

The Company................................    5                   ____________________________

Recent Developments........................    9                            PROSPECTUS
                                                                   ----------------------------
The Offering...............................   11

Risk Factors...............................   12

Use of Proceeds............................   18                          June ___, 1998

Selling Stockholders.......................   19

Plan of Distribution.......................   20

Legal Opinions.............................   22

Experts....................................   22

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the various estimated amount of fees and expenses payable in connection with this offering other than sales commissions. All such expenses will be borne by the Registrant.

            Item                                              Amount of Expenses

Commission Registration Fees                                       $ 1,020

Printing Expenses                                                    2,000

Accounting Fees and Expenses                                         2,000

Legal Fees and Expenses                                             13,500

Miscellaneous                                                        2,000
                                                                   -------
         Total                                                     $20,520
                                                                   =======

----------

Item 15. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware and Article Eighth of the Company's Amended and Restated Certificate of Incorporation contain provisions for indemnification of officers, directors, employees and agents of the Company. The Amended and Restated Certificate of Incorporation requires the Company to indemnify such persons to the full extent permitted by Delaware Law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in , or not opposed to, the best interest of the Company. Indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement.

     The Company has directors' and officers' liability insurance. Such insurance may cover liabilities asserted against any present or past director or officer incurred in the capacity of director or officer arising out of such status, whether or not the Company would have the power to indemnify such person.

Item 16. Exhibits.

3.1 Certificate of Designations for 7% Series B Convertible Preferred Stock dated as of May 29, 1998 (1)

5.1* Opinion of Patterson, Belknap, Webb & Tyler LLP, special counsel for the Registrant, as to the legality of the securities being offered

10.1 Convertible Preferred Stock Purchase Agreement dated as of May 29, 1998, between the Company and JNC Opportunity Fund Ltd. (1)

10.2 Registration Rights Agreement dated as of May 29, 1998, between the Company and JNC Opportunity Fund Ltd. (1)

23.1* Consent of Ernst & Young LLP

23.2* Consent of Patterson, Belknap, Webb & Tyler LLP (contained in Exhibit 5.1)

24*   Power of Attorney (see signature pages of Registration Statement)


-------------

*     Filed herewith.

(1) Incorporated by reference to a previously filed Exhibit to the Company's Form 8-K dated June 12, 1998.

Item 17. Undertakings.

      (a)   The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration Statement:

      (i) to include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

      (iii) to include any material information with respect to the Plan of Distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (i) and (ii) do not apply to this Registration Statement if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15 (d) of the
Securities Exchange Act of 1934 and incorporated by reference in this Registration Statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in the first paragraph of
Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in said Securities Act and is, therefore, unenforceable. In the event that as claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hamlet of Hauppauge, State of New York, on June 26, 1998.

                                COMPOSITECH LTD.

Date:  June 26, 1998                           By: /S/ Jonas Medney
                                                   ------------------------
                                                   Jonas Medney
                                                   Chairman

     In accordance with the Securities Act of 1933, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints each of Samuel S. Gross and Fred E. Klimpl his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with the appropriate authorities in, whatever states said attorney-in-fact and agent shall determine, such applications, statements, consents and other documents as may be necessary or expedient to register securities of the Company for sale, granting unto said attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.


        /S/ Jonas Medney                                      June 26, 1998
-----------------------------------------------
Jonas Medney
Chairman of the Board and Director
Principal Executive Officer


        /S/ Fred E. Klimpl                                    June 26, 1998
-----------------------------------------------
Fred E. Klimpl
Vice Chairman, Secretary and Director


        /S/ Samuel S. Gross                                   June 26, 1998
-----------------------------------------------
Samuel S. Gross
Executive Vice President, Treasurer and Director
(Principal Financial and Accounting Officer)

        /S/ Willard T. Jackson                                June 26, 1998
-----------------------------------------------
Willard T. Jackson, Director


        /S/ Pierre Laflamme                                   June 26, 1998
-----------------------------------------------
Pierre Laflamme, Director


        /S/ Robert W. Middleton                               June 26, 1998
-----------------------------------------------
Robert W. Middleton, Director


        /S/ Heinz-Gerd Reinkemeyer                            June 26, 1998
-----------------------------------------------
Heinz-Gerd Reinkemeyer, Director


        /S/ James W. Taylor                                   June 26, 1998
-------------------------------------------
James W. Taylor, Director

                                INDEX TO EXHIBITS


Exhibit
Number                           Description
------                           -----------

3.1 Certificate of Designations for 7% Series B Convertible Preferred Stock dated as of May 29, 1998 (1)

5.1* Opinion of Patterson, Belknap, Webb & Tyler LLP, special counsel for the Registrant, as to the legality of the securities being offered

10.1 Convertible Preferred Stock Purchase Agreement dated as of May 29, 1998, between the Company and JNC Opportunity Fund Ltd. (1)

10.2 Registration Rights Agreement dated as of May 29, 1998, between the Company and JNC Opportunity Fund Ltd. (1)

23.1* Consent of Ernst & Young LLP

23.2* Consent of Patterson, Belknap, Webb & Tyler LLP (contained in Exhibit 5.1)

24*   Power of Attorney (see signature pages of Registration Statement)

-------------

*     Filed herewith.

(1) Incorporated by reference to a previously filed Exhibit to the Company's Form 8-K dated June 12, 1998.